EXHIBIT 10.15

UNSECURED CREDIT FACILITY

$[Insert Amount]	August 31, 2006

Simi Valley, California

FOR VALUE RECEIVED, InterMetro Communications, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [Insert Name] (the “Lender”), at 2685 Park Center Drive, Building A, Simi Valley, California 93065, the principal sum equal to the amount outstanding from time to time indicated on Schedule A of this unsecured credit facility (the “Facility”) reflecting advances made by the Lender to the Borrower under this Facility, not to exceed [Insert Amount] Dollars ($[Insert Amount]), bearing monthly compounded interest at the rate of ten percent (10%) per annum, payable principal and accrued but unpaid interest on August 31, 2007 (the “Due Date”).

1. Advances Under This Facility. Borrower has the right to draw on this Facility and make borrowings from the Lender in accordance with its terms and conditions, up to a maximum of $[insert amount], by giving two (2) business days written notice to the Lender of a request for borrowings. The principal amount outstanding on this Facility from time to time is set forth on Schedule A hereto, which will be updated by the Borrower as advances under this Facility are made.

2. Default. Any of the following shall constitute a default by Borrower hereunder:

(a)	The failure of Borrower to make any payment of principal required hereunder within 30 days of the due date for such payment; or

(b)	The failure of Borrower to fully perform any other material covenants and agreements under this Facility and continuance of such failure for a period of 30 days after written notice of the default by Lender to the Borrower.

Upon the occurrence of a default hereunder Lender may, at its option, declare immediately due and payable the entire unpaid principal sum of this Facility owing at the time of such declaration pursuant to this Facility.

3. Origination Fee. Borrower agrees to pay Lender a deferred origination fee in the amount of seven and one quarter percent (7.25%) of the maximum principal amount outstanding from time to time indicated on Schedule A of this Facility payable on the earlier of (i) the date Borrower makes its first prepayment, if any, or (ii) the Due Date.

4. Costs of Collections. Lender shall be entitled to collect reasonable attorney’s fees and costs from Borrower, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Facility.

5. Corporate Facility. In the event that Borrower defaults on this Facility, Lender shall look solely to the Borrower for repayment and none of the shareholders, officers, directors or affiliates of the Borrower shall have any personal liability for payment hereunder.

6. Payment. This Facility shall be payable in lawful money of the United States.

7. Place of Payment. All payments on this Facility are to be made or given to Lender at the address first above written or to such other place as Borrower and Lender may from time to time agree by written agreement.

8. Waiver. Borrower, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Facility, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

9. Severability. If any provision of this Facility or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Facility shall not be deemed affected thereby and every provision of this Facility shall be valid and enforceable to the fullest extent permitted by law.

10. No Partner. Lender shall not become or be deemed to be a partner or joint venturer with Borrower by reason of any provision of this Facility. Nothing herein shall constitute Borrower and Lender as partners or joint venturers or require Lender to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Borrower.

11. No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

12. Governing Law. This Facility shall be governed by and construed solely in accordance with the laws of the State of California. The venue for any legal proceedings under this Facility will be in the appropriate jurisdiction in the County of Ventura, State of California.

13. Prepayment. In the event Borrower prepays all or any portion of the principal amount due under this Facility prior to the Due Date, an amount equal to the interest which would have accrued on such prepaid principal amount from the date of such prepayment through the Due Date, discounted by fifteen percent (15%), will be assessed and payable by Borrower on the date of such prepayment.

14. Legal Fee and Other Expenses. Borrower agrees to pay Lender $[            ] toward legal fees and other expenses incurred by Lender in connection with this Facility.

15. Entire Agreement. This Facility contains the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

IN WITNESS WHEREOF, Borrower has executed this Facility as of the date first hereinabove written.

BORROWER:	InterMetro Communications, Inc., a Delaware corporation

	By:	_______________________for InterMetro Communications, Inc.
Charles Rice, Chief Executive Officer and President

LENDER:

_______________________
[Insert Name]

Schedule A to Facility

Dated August 31, 2006

Payable By InterMetro Communications, Inc.

to [Insert Name]

Date of Advance	Amount of Advance	Cumulative Outstanding Balance
August 31, 2006